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DOLLAR GENERAL NAMES KATHLEEN GUION

EXECUTIVE VICE PRESIDENT, STORE OPERATIONS

GOODLETTSVILLE, Tenn. - September 19, 2003 - Dollar General Corporation (NYSE: DG) today announced the appointment of Kathleen Guion as its new Executive Vice President, Store Operations, effective October 20, 2003.

Chairman and CEO David Perdue made the announcement saying, "Kathleen brings a wealth of operations management experience to our company.  She has an excellent record of developing strong teams and implementing successful initiatives.  We are looking forward to her significant contributions, particularly in store-level execution."

Guion's career includes 18 years in various operations management positions with Dallas-based 7-Eleven, Inc., including vice president and general manager (Chesapeake Division, Washington DC), Midwest division manager and operations manager (Chicago).  She most recently served as president and CEO of Duke and Long Distributing Company, in Austin, Texas, which operated convenience stores and was a wholesale distributor of petroleum products.  Other positions held include president and chief operating officer for E-Z Serve Corporation in Houston and operating partner for Devon Partners in New York.

Dollar General is a Fortune 500® discount retailer with 6,514 neighborhood stores in 27 states as of August 29, 2003.  Dollar General Stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,750 square feet of selling space and is located within five miles of its target customers.

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